Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852
MOTORCAR PARTS OF AMERICA REPORTS STRONG FISCAL 2011
FIRST QUARTER RESULTS
—Net Income More Than Doubles; Sales Climb —
     LOS ANGELES, CA — August 9, 2010 — Motorcar Parts of America, Inc.
(NasdaqGM: MPAA) today reported strong results for its fiscal 2011 first quarter ended June 30, 2010, reflecting increased sales and improved productivity.
     Net income for the fiscal 2011 first quarter climbed sharply to $2.5 million, or $0.21 per diluted share, compared with net income of $1.2 million, or $0.10 per diluted share, for the comparable period a year earlier.
     Net sales for the fiscal 2011 first quarter increased 10.8 percent to $36.2 million from $32.7 million for the same period last year.
     Gross profit for the fiscal 2011 first quarter was $11.5 million compared with $7.2 million for the same period a year ago.
     Operating income for the fiscal first quarter climbed 77.4 percent to $5.4 million from $3.1 million in the same period a year ago.
     General and administrative expenses were negatively impacted by a $471,000 non-cash loss as a result of negative foreign currency fluctuations in the fiscal 2011 first quarter. The company benefitted in the same period a year earlier as a result of a non-cash gain in foreign currency fluctuations of $964,000.
     “The 2011 fiscal year is off to an excellent start, with strong sales momentum and solid profitability as the company continues to focus on operating leverage and increased usage of available capacity,” said Selwyn Joffe, chairman, president and chief executive officer of Motorcar Parts.
Teleconference and Web Cast
     Selwyn Joffe, chairman, president and chief executive officer, and David Lee, chief financial officer, will host an investor conference call today at 9:00 a.m. Pacific time to discuss the company’s financial results and operations for its fiscal 2011 first quarter. The call will be open to all interested investors either through a live audio Web broadcast at www.motorcarparts.com or live by calling (877)-776-4016 (domestic) or (973)-638-3231 (international). For those who are not available to listen to the
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Tribecca Plaza • 12233 West Olympic Boulevard Suite 258 • Los Angeles, California 90064
telephone 310.442.9852
facsimile 310.442.9855

Motorcar Parts of America, Inc.
2-2-2
live broadcast, the call will be archived for seven days on Motorcar Parts of America’s website. A telephone playback of the conference call will also be available from approximately 12:00 noon Pacific time today through 8:59 p.m. Pacific time on Monday, August 16, 2010 by calling (800)-642-1687 (domestic) or (706)-645-9291 (international) and using access code: 90707301.
About Motorcar Parts of America
     Motorcar Parts of America, Inc. is a remanufacturer of alternators and starters utilized in imported and domestic passenger vehicles, light trucks and heavy duty applications. Its products are sold to automotive retail outlets and the professional repair market throughout the United States and Canada, with remanufacturing facilities located in California, Mexico and Malaysia, and administrative offices located in California, Tennessee, Mexico, Singapore and Malaysia. Additional information is available at www.motorcarparts.com.
     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors. Reference is also made to the Risk Factors set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) in June 2010 and in its Form 10-Q filed with the SEC thereafter for additional risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.
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(Financial tables follow)
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MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Net sales	$36,234,000	$32,690,000
Cost of goods sold	24,689,000	25,519,000

Gross profit	11,545,000	7,171,000
Operating expenses:
General and administrative	4,024,000	2,512,000
Sales and marketing	1,740,000	1,272,000
Research and development	366,000	334,000

Total operating expenses	6,130,000	4,118,000

Operating income	5,415,000	3,053,000
Other expense:
Interest expense	1,602,000	996,000

Income before income tax expense	3,813,000	2,057,000
Income tax expense	1,293,000	862,000

Net income	$2,520,000	$1,195,000

Basic net income per share	$0.21	$0.10

Diluted net income per share	$0.21	$0.10

Weighted average number of shares outstanding:

Basic	12,049,057	11,962,021

Diluted	12,204,319	12,071,451

MOTORCAR PARTS OF AMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30, 2010	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$1,759,000	$1,210,000
Short-term investments	232,000	451,000
Accounts receivable — net	3,267,000	5,553,000
Inventory— net	30,018,000	31,547,000
Inventory unreturned	4,664,000	3,924,000
Deferred income taxes	8,436,000	8,391,000
Prepaid expenses and other current assets	1,906,000	2,735,000

Total current assets	50,282,000	53,811,000
Plant and equipment — net	11,879,000	12,693,000
Long-term core inventory	70,646,000	67,957,000
Long-term core inventory deposit	25,768,000	25,768,000
Long-term deferred income taxes	720,000	951,000
Intangible assets — net	6,110,000	6,304,000
Other assets	1,604,000	1,549,000

TOTAL ASSETS	$167,009,000	$169,033,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,185,000	$31,603,000
Accrued liabilities	1,377,000	1,863,000
Accrued salaries and wages	2,423,000	3,590,000
Accrued workers’ compensation claims	1,435,000	1,574,000
Customer finished goods returns accrual	7,481,000	7,454,000
Income tax payable	1,624,000	678,000
Revolving loan	1,800,000	—
Other current liabilities	468,000	697,000
Current portion of term loan	2,000,000	2,000,000
Current portion of capital lease obligations	580,000	953,000

Total current liabilities	46,373,000	50,412,000
Term loan, less current portion	7,000,000	7,500,000
Deferred core revenue	6,197,000	6,061,000
Deferred gain on sale-leaseback	188,000	319,000
Other liabilities	607,000	676,000
Capital lease obligations, less current portion	365,000	445,000

Total liabilities	60,730,000	65,413,000
Commitments and contingencies
Shareholders’ equity:
Preferred stock; par value $.01 per share, 5,000,000 shares authorized; none issued	—	—
Series A junior participating preferred stock; par value $.01 per share, 20,000 shares authorized; none issued	—	—
Common stock; par value $.01 per share, 20,000,000 shares authorized; 12,052,271 and 12,026,021 shares issued and outstanding at June 30, 2010 and March, 31 2010, respectively	121,000	120,000
Additional paid-in capital	92,926,000	92,792,000
Additional paid-in capital-warrant	1,879,000	1,879,000
Accumulated other comprehensive loss	(1,422,000)	(1,426,000)
Retained earnings	12,775,000	10,255,000

Total shareholders’ equity	106,279,000	103,620,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$167,009,000	$169,033,000